Exhibit 99.3

Contacts:

Andrew Graham

Director of Finance

Michael A. Recny, Ph.D.

Vice President, Corporate Development

Trimeris, Inc.

(919) 419-6050

TRIMERIS AND ROCHE AMEND RESEARCH AGREEMENT COVERING

NEXT-GENERATION HIV FUSION INHIBITORS

            Trimeris regains all joint intellectual property related to Next Generation Fusion Inhibitors, including TRI-1144 from Roche
            Commercial arrangement governing sales of FUZEON remains unchanged

MORRISVILLE, N.C. - March 15, 2007 - Trimeris, Inc. (Nasdaq: TRMS) today announced that it has reached agreement with F. Hoffmann-La Roche Ltd ("Roche") for the return of all rights to joint patents and other intellectual property related to next-generation HIV fusion inhibitor peptides to Trimeris that fall under the Roche-Trimeris 2000 Research Agreement. In return, Trimeris has agreed to pay Roche a nominal royalty on future net sales of TRI-1144 up to a specified limit.

In addition, Roche has agreed to return the rights to all intellectual property that Trimeris originally licensed to Roche under the 1999 Development and License Agreement, with the exception that Roche retains an exclusive license to manufacture and sell FUZEON worldwide. The commercial arrangement between Roche and Trimeris governing FUZEON sales remains unchanged.

Trimeris now has the sole right to continue development of TRI-1144 and the Company is currently reviewing its strategic options regarding this program. Roche retains the right to conduct research on certain HIV gp41 fusion inhibitor peptides at Roche's cost for a specified period of time. Trimeris retains the right to opt-in and co-develop with Roche any one of these peptides under a 50-50 cost and profit split worldwide.

Conference Call

Trimeris will host a live conference call to discuss this new arrangement, as well as its fourth quarter 2006 financial results at 5:00 p.m. Eastern Time, today. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (international). The conference ID number is 2199754. Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, March 29, 2007. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international), and conference ID number is 2199754. The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The webcast can be accessed by going to Trimeris' website, www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and its periodic reports filed with the SEC.